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                                                                     EXHIBIT 2.9










                            ASSET PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 8, 2000

                                  BY AND AMONG

                                COX RADIO, INC.,

                               CXR HOLDINGS, INC.,

                                       AND

                                 RADIO ONE, INC.




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                                TABLE OF CONTENTS

                                                                           PAGE

SECTION 1. DEFINITIONS.......................................................1

"Accounts Receivable"........................................................1

"Adjustment Time"............................................................1

"Assets".....................................................................1

"Assumed Contracts"..........................................................1

"Closing"....................................................................2

"Closing Date"...............................................................2

"Consents"...................................................................2

"Contracts"..................................................................2

"Escrow Agent"...............................................................2

"Escrow Agreement"...........................................................2

"FCC"    ....................................................................2

"FCC Consent"................................................................2

"FCC Licenses"...............................................................2

"Final Order"................................................................2

"HSR Act"....................................................................2

"Intangibles"................................................................2

"Licenses"...................................................................3

"Permitted Liens"............................................................3

"Purchase Price".............................................................3

"Real Property"..............................................................3

"Tangible Personal Property".................................................3

Section 2. PURCHASE AND SALE OF ASSETS.......................................3

         2.1      Agreement to Sell and Buy..................................3

         2.2      Excluded Assets............................................4

         2.3      Purchase Price.............................................4

         2.4      Manner of Determining Adjustments..........................5

         2.5      Payment of Purchase Price..................................6

         2.6      Assumption of Liabilities and Obligations..................6

         2.7      Appraisal..................................................7


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                               TABLE OF CONTENTS
                                  (continued)


                                                                           PAGE

         2.8      Like-Kind Exchange.........................................7

         2.9      Qualified Intermediary.....................................7

Section 3. REPRESENTATIONS AND WARRANTIES OF SELLERS.........................8

         3.1      Organization, Standing, and Authority......................8

         3.2      Authorization and Binding Obligation.......................8

         3.3      Absence of Conflicting Agreements..........................8

         3.4      Governmental Licenses......................................8

         3.5      Title to and Condition of Real Property....................9

         3.6      Title to and Condition of Tangible Personal Property.......9

         3.7      Contracts.................................................10

         3.8      Consents..................................................10

         3.9      Intangibles...............................................10

         3.10     Financial Statements......................................11

         3.11     Insurance.................................................11

         3.12     Reports...................................................11

         3.13     Taxes.....................................................11

         3.14     Claims and Legal Actions..................................12

         3.15     Environmental Matters.....................................12

         3.16     Compliance with Laws......................................13

         3.17     Conduct of Business in Ordinary Course....................13

         3.18     Transactions with Affiliates..............................14

         3.19     Broker....................................................14

         3.20     Personnel.................................................14

         3.21     Labor Relations...........................................15

         3.22     WPEK Purchase Agreement...................................16

         3.23     Full Disclosure...........................................16

Section 4. REPRESENTATIONS AND WARRANTIES OF BUYER..........................16

         4.1      Organization, Standing, and Authority.....................16

         4.2      Authorization and Binding Obligation......................16

         4.3      Absence of Conflicting Agreements.........................16


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                               TABLE OF CONTENTS
                                  (continued)


                                                                           PAGE

         4.4      Broker....................................................17

         4.5      Qualification.............................................17

         4.6      Full Disclosure...........................................17

Section 5. OPERATIONS OF THE STATIONS PRIOR TO CLOSING......................17

         5.1      Generally.................................................17

         5.2      Contracts.................................................17

         5.3      Disposition of Assets.....................................17

         5.4      Encumbrances..............................................18

         5.5      Licenses..................................................18

         5.6      Rights....................................................18

         5.7      No Inconsistent Action....................................18

         5.8      Access to Information.....................................18

         5.9      Maintenance of Assets.....................................18

         5.10     Insurance.................................................19

         5.11     Consents..................................................19

         5.12     Books and Records.........................................19

         5.13     Notification..............................................19

         5.14     Compliance with Laws......................................19

         5.15     Financing Leases..........................................19

         5.16     Preservation of Business..................................19

         5.17     Personnel Recommendations.................................19

         5.18     Programming...............................................19

Section 6. SPECIAL COVENANTS AND AGREEMENTS.................................20

         6.1      Governmental Approvals....................................20

         6.2      HSR Act Filing............................................20

         6.3      Control of the Station....................................20

         6.4      Risk of Loss..............................................20

         6.5      Confidentiality...........................................20

         6.6      Environmental Survey......................................21

         6.7      Cooperation...............................................21


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                               TABLE OF CONTENTS
                                  (continued)


                                                                           PAGE

         6.8      Bulk Sales Law............................................21

         6.9      Title Insurance and Surveys...............................21

         6.10     Sales Tax Filings.........................................22

         6.11     Access to Books and Records...............................22

         6.12     Employee Matters..........................................22

         6.13     Financial Information.....................................23

         6.14     Fees and Expenses.........................................23

         6.15     Collection of Accounts Receivable.........................23

         6.16     WPEK Purchase Agreement...................................24

         6.17     KDGE Purchase Agreement...................................24

Section 7. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING.........24

         7.1      Conditions to Obligations of Buyer........................24

         7.2      Conditions to Obligations of Seller.......................25

Section 8. CLOSING AND CLOSING DELIVERIES...................................26

         8.1      Closing...................................................26

         8.2      Deliveries by Seller......................................26

         8.3      Deliveries by Buyer.......................................27

Section 9. TERMINATION......................................................28

         9.1      Termination by Seller.....................................28

         9.2      Termination by Buyer......................................28

         9.3      Rights on Termination.....................................28

         9.5      Escrow Deposit............................................29

Section 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
            CERTAIN REMEDIES................................................29

         10.1     Representations and Warranties............................29

         10.2     Indemnification by Seller.................................29

         10.3     Indemnification by Buyer..................................30

         10.4     Procedure for Indemnification.............................30

         10.5     Limitations...............................................31

         10.6     Specific Performance......................................31


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                               TABLE OF CONTENTS
                                  (continued)


                                                                           PAGE

         10.7     Attorneys' Fees...........................................32

Section 11. MISCELLANEOUS...................................................32

         11.1     Notices...................................................32

         11.2     Benefit and Binding Effect................................33

         11.3     Further Assurances........................................33

         11.4     Governing Law.............................................33

         11.5     Headings..................................................33

         11.6     Gender and Number.........................................33

         11.7     No Strict Construction....................................33

         11.8     Entire Agreement..........................................33

         11.9     Waiver of Compliance; Consents............................33

         11.10    Counterparts..............................................34

         11.11    Press Releases............................................34



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                                    SCHEDULES

        The following schedules have been omitted and will be furnished supplementally to the Commission upon request.


              Schedule 3.3            --        Consents

              Schedule 3.4            --        Licenses

              Schedule 3.5            --        Real Property

              Schedule 3.6            --        Tangible Personal Property

              Schedule 3.7            --        Contracts

              Schedule 3.9            --        Intangibles

              Schedule 3.11           --        Insurance Matters

              Schedule 3.14           --        Claims and Legal Actions

              Schedule 3.18           --        Transactions with Affiliates

              Schedule 3.20           --        Personnel Matters

              Schedule 5.18           --        Change in WPEK Format

              Schedule 8.2(j)         --        Opinions of Seller's Counsel



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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of November 8, 2000, by and among Cox Radio, Inc., a Delaware corporation ("CRI"); CXR Holdings, Inc., a Nevada corporation ("CXR", CRI and CXR are collectively referred to herein as "Buyer"); and Radio One, Inc., a Delaware corporation ("Seller").

                                    RECITALS

         A. Seller and Radio One Licenses, Inc., a Delaware corporation and a wholly-owned subsidiary of Seller ("ROLI"), currently own and operate radio stations WDYL(FM), Chester, Virginia ("WDYL") and WJMZ-FM, Anderson, South Carolina ("WJMZ") pursuant to licenses and authorizations issued by the Federal Communications Commission and Seller has entered into an Asset Purchase Agreement (the "WPEK Purchase Agreement"), dated as of August 7, 2000, by and between Radio One and Alpeak Broadcasting Corp. pursuant to which Seller has agreed to acquire radio station WPEK(FM), Seneca, South Carolina ("WPEK"). WDYL, WJMZ and WPEK are collectively referred to herein as the "Stations".

         B. Seller desires to sell, and Buyer wishes to buy, substantially all the assets that are used or useful in the business or operations of the Stations, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1. DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Seller to payment for the sale of advertising or programming time run on the Stations prior to the Adjustment Time.

         "Adjustment Time" means 12:01 a.m., local Virginia and South Carolina time, on the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in SECTIONS 2.1(a) and (b).

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 (except for any trade or barter agreements relating to WDYL which Buyer shall not assume at Closing), (ii) Contracts with advertisers for the sale of advertising time on the Stations for cash at prevailing rates which



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have not been prepaid and which may be canceled by the Stations without penalty on not more than thirty (30) days' notice, and (iii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of SECTION 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to SECTION 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) that Seller will assume under the WPEK Purchase Agreement or to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Stations, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "Escrow Agent" means The Bank of New York.

         "Escrow Agreement" means the Escrow Agreement dated as of the date hereof by and among Buyer, Seller and the Escrow Agent.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC in connection with the business or operations of the Stations.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, domain names, technical information and data and machinery and equipment warranties (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed


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or franchised and which are used or useful in the business and operations of the
Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, tower registrations and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Permitted Liens" mean liens for current taxes not yet due and payable and liens set forth on Schedules 3.5 and 3.6 that are designated on such schedules as liens that will remain on the Assets following the Closing.

         "Purchase Price" means the purchase price specified in SECTION 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which (i) with respect to WJMZ and WPEK is used or useful in the conduct of the business or operations of WJMZ and WPEK and (ii) with respect to WDYL is predominantly used or useful in the conduct of the business or operations of WDYL, in each case together with any additions thereto between the date of this Agreement and the Closing Date.

SECTION 2. PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy.

             (a) Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer hereby agrees to purchase on the Closing Date, all of the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in SECTION 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for Permitted Liens), including the following:

                 (i)    The Tangible Personal Property;

                 (ii)   The Real Property;

                 (iii)  The Licenses;

                 (iv)   The Assumed Contracts;


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                 (v)    The Intangibles and all intangible assets of Seller
relating to the Stations that are not specifically included within the Intangibles, including the goodwill of the Stations;

                 (vi) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Stations;

                 (vii) All choses in action of Seller relating to the Stations; and

                 (viii) All books and records relating to the business or operations of the Stations, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Stations.

             (b) Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to cause ROLI to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer hereby agrees to purchase on the Closing Date, all of the Licenses, including, without limitations, all FCC Licenses, owned or held by or issued to ROLI, together with any other assets or records owned or held by ROLI which are used or useful in connection with the Stations (collectively, the "License Assets").

         2.2 Excluded Assets. The Assets shall exclude the following assets:

             (a) Seller's cash on hand as of the Closing and all other cash in any of Seller's bank accounts;

             (b) Any notes receivable, insurance policies, bonds, letters of credit, or other similar items, and any cash surrender value in regard thereto;

             (c) Any pension, profit-sharing, or employee benefit plans, and employment, consulting or collective bargaining agreements;

             (d) All books and records that Seller is required by law to retain;

             (e) Any interest in and to any refunds of federal, state, or local franchise, income, or other taxes for periods prior to the Closing Date; and

             (f) The Accounts Receivable.

         2.3 Purchase Price. The Purchase Price for the Assets shall be Fifty Two Million Five Hundred Thousand Dollars ($52,500,000), adjusted as provided below:

             (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Stations, including business and license fees, FCC annual regulatory fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes


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arising from the transfer of the Assets under this Agreement), and similar prepaid and deferred items shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Adjustment Time, and Buyer shall be responsible for all expenses, costs, and liabilities allocable to the period after the Adjustment Time. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with SECTION 2.6.

             (b) Trade Adjustment. The Purchase Price shall be reduced by the amount in excess of Ten Thousand Dollars ($10,000) by which the value of the advertising time remaining to be run by WJMZ and WPEK under trade or barter agreements as of the Adjustment Time exceeds the value of the goods or services to be received by WJMZ and WPEK under such trade or barter agreements as of the Adjustment Time. For purposes of this Section, the liability of WJMZ and WPEK for unperformed time shall be valued according to those stations' prevailing rates as of the Adjustment Time and the value of the goods or services to be received by WJMZ and WPEK shall be valued at their fair market value as of the Adjustment Time.

         2.4 Manner of Determining Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to SECTIONS 2.3(a) and (b) will be determined finally in accordance with the following procedures:

             (a) Not later than five (5) days before the Closing Date,
(A) Seller shall prepare and deliver to Buyer a preliminary statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under SECTIONS 2.3(a) and (b) as of the Closing Date (the "Prorations Statement"). The Prorations Statement (A) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under SECTIONS 2.3(a) and (b), to the extent such adjustments can be determined or estimated as of the date of such statement, and such other information as may be reasonably requested by Buyer, and (B) shall be certified by Seller to be true and complete as of the date thereof. The adjustments to the Purchase Price to be made at Closing shall be based upon the Prorations Statement, except that any item disputed by Buyer shall be omitted therefrom.

             (b) Not later than sixty (60) days after the Closing Date, Buyer will deliver to Seller a statement setting forth Buyer's determination of the Purchase Price and the calculation thereof pursuant to SECTIONS 2.3(a) and (b). If Seller disputes the amount of the Purchase Price determined by Buyer, Seller shall deliver to Buyer within thirty (30) days after its receipt of Buyer's statement a statement setting forth Seller's determination of the amount of the Purchase Price. If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the thirty (30) day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the thirty
(30) day period.

             (c) Buyer and Seller shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within fifteen (15) days following the delivery of Seller's statement, Buyer and Seller shall jointly designate an independent certified public accountant, who shall be knowledgeable and


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experienced in the operation of radio broadcasting stations, to resolve the dispute. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accountant shall be split equally between Seller on the one hand and Buyer on the other hand.

         2.5 Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Seller as follows:

             (a) Payment of Estimated Purchase Price. At the Closing, Buyer shall pay or cause to be paid to or for the account of Seller the Purchase Price as adjusted pursuant to SECTIONS 2.3 (a) and (b) (the "Estimated Purchase Price") by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two (2) business days prior to the Closing Date.

             (b) Payments to Reflect Adjustments.

                 (i) If the Purchase Price as finally determined pursuant to SECTIONS 2.4(b) or (c) exceeds the Estimated Purchase Price, Buyer shall pay to Seller, in immediately available funds within five (5) days after the date on which the Purchase Price is determined pursuant to SECTION 2.4(b) or (c), the difference between the Purchase Price and the Estimated Purchase Price.

                 (ii) If the Purchase Price as finally determined pursuant to
SECTION 2.4(b) or (c) is less than the Estimated Purchase Price, Seller shall pay to Buyer, in immediately available funds within five (5) days after the date on which the Purchase Price is determined pursuant to SECTION 2.4(b) or (c), the difference between the Purchase Price and the Estimated Purchase Price.

         2.6 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Stations on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the ownership or operation of the Stations prior to the Closing,
(iv) other than the Assumed Contracts, any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans, including the Employee Plans and the Compensation Arrangements (in each case as defined below), and under any employment, consulting or collective bargaining agreements, (vii) any obligation to any employee of the Stations for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, except that Buyer shall assume the unused vacation time and sick leave of employees of the Stations who are hired by Buyer at Closing subject to Buyer receiving an adjustment in its favor for the value of such time and leave under SECTION 2.3(a) or (viii) any obligations or liabilities


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caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

         2.7 Appraisal. The Purchase Price shall be allocated among the Assets as mutually agreed among the parties based upon an appraisal to be prepared by Bond & Pecaro. Seller and Buyer shall use the mutually agreed upon allocations determined pursuant to this SECTION 2.7 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), provided, however, that if Buyer and Seller are unable to reasonably agree on such appraisal, neither party shall be bound by such appraisal. The cost of such appraisal shall be paid one-half by Buyer and one-half by Seller.

         2.8 Like-Kind Exchange. Buyer shall reasonably cooperate with Seller to facilitate the transfer of all or some of the Assets to Buyer as part of a like-kind exchange of property within the meaning of Section 1031 the Code, which cooperation shall include, without limitation, the acceptance of notice of the assignment of Seller's rights under this Agreement to a qualified intermediary (as defined in Treas. Reg. ss. 1.1031(k)-1(g)) (a "Qualified Intermediary").

         2.9 Qualified Intermediary. Seller desires and intends to effect the transfers of all or some of the Assets pursuant to this Agreement as part of an exchange of like-kind properties under Section 1031 of the Code (the "1031 Exchange"). To facilitate the completion of the 1031 Exchange, Seller may assign to a Qualified Intermediary its rights with respect to the transfer of all or some of the Assets, and its right to receive the Purchase Price, as adjusted. The parties hereto agree to cooperate with any other party to complete the 1031 Exchange; provided, however that (i) Buyer shall not assume responsibility for the tax consequences to Seller arising out of the 1031 Exchange; (ii) assignment(s) by Seller to a Qualified Intermediary shall not limit or modify any obligations or liabilities of the assigning party, and, notwithstanding any such assignment(s), Seller shall remain directly and primarily bound by all conditions, representations, warranties, covenants and indemnities contained herein and all remedies related thereto; (iii) title to the Assets shall be delivered by Seller directly to Buyer; and (iv) the Qualified Intermediary, and not Buyer, shall be solely responsible for all actions necessary to acquire and transfer any replacement property in connection with the 1031 Exchange.



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SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing, and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to conduct business as a foreign corporation under the laws of the States of Virginia and South Carolina. Seller owns all of the issued and outstanding shares of ROLI and has the authority to cause ROLI to transfer the License Assets to Buyer at Closing. ROLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to conduct business as a foreign corporation under the laws of the State of Virginia. Except for WPEK for which this representation will be only true and correct following the closing under the WPEK Purchase Agreement (the "WPEK Closing"), Seller and ROLI have all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, and (ii) to conduct the business and operations of the Stations as now conducted. Seller has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller and ROLI are not participants in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Stations or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller has been duly authorized by all necessary action on the part of Seller. The sale of the License Assets by ROLI hereunder will be duly authorized by all necessary action on the part of ROLI. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent, the Consents listed on Schedule 3.3, and any filing under the HSR Act, the execution, delivery, and performance by Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the organizational documents of Seller or ROLI; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller or ROLI is a party or by which Seller or ROLI may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of all of the Licenses together with their expiration dates. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The

Licenses have been validly issued pursuant to Final Orders, and except for WPEK, ROLI is the authorized legal holder thereof. Following the WPEK Closing, ROLI will be the authorized legal holder of all of the Licenses set forth on Schedule
3.4 relating to WPEK. The Licenses comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Stations as now operated except as appears on the face of the Licenses. The Licenses are in full force and effect, and the conduct of the business and operations of the Stations is in accordance therewith. Seller has no reason to believe that any of the Licenses would not be renewed for a full term with no materially adverse conditions by the FCC or other granting authority in the ordinary course.

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and Seller's interests therein (including the street address, use and legal description of such Real Property). Except for the studio of WDYL, the Real Property listed on
Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Stations as now conducted. Except for WPEK, Seller has good and marketable fee simple title, insurable at standard rates, to all fee estates, if any (including the improvements thereon), included in the Real Property, and following the WPEK Closing, Seller will have good and marketable fee simple title, insurable at standard rates, to all fee estates (including the improvements thereon), included in the Real Property of WPEK, in each case free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except for liens for real estate taxes not yet due and payable and liens disclosed on Schedule 3.5. With respect to each leasehold or subleasehold interest included in the Real Property, so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Seller's leasehold or subleasehold interest (this representation will be true and accurate with respect to WPEK only following the WPEK Closing). All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. Seller has delivered to Buyer true and complete copies of all deeds pertaining to the Real Property. All Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business and operations of the Stations, and (iii) complies in all material respects with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Except for WPEK, Seller has full legal and practical access to the Real Property and following the WPEK Closing, Seller will have full legal and practical access to the Real Property of WPEK. All easements, rights-of-way, and real property licenses included in the Real Property have been properly recorded in the appropriate public recording offices.

         3.6 Title to and Condition of Tangible Personal Property. Schedule 3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Stations as now conducted. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the

Tangible Personal Property owned by Seller is subject to any security interest, mortgage, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable except that this representation shall only be true and correct with respect to WPEK following the WPEK Closing. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Stations. All items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, (ii) are in good condition and repair consistent with their use, and
(iii) will permit the Stations and any associated auxiliary broadcast stations to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and in material compliance with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.7 Contracts. Schedule 3.7 is a true and complete (i) list of all Contracts except contracts with advertisers for the sale of advertising time on the Stations for cash at prevailing rates and which have not been prepaid and which may be canceled by the Stations without penalty on not more than thirty
(30) days' notice, and (ii) summary of the Stations' rights and obligations as of the date hereof under trade and barter agreements. Seller has delivered to Buyer true and complete copies of all written Contracts, and true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts). Other than the Contracts listed on Schedule 3.7, Contracts with advertisers for the sale of advertising time on the Stations for cash and the studio lease for WDYL, the Stations require no contract, lease, or other agreement to enable them to carry on their business as now conducted. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Seller is not aware of any intention by any party to any Assumed Contract (i) to terminate such Assumed Contract or amend the terms thereof, (ii) to refuse to renew such Assumed Contract upon expiration of its term, or (iii) to renew such Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in
Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 Consents. Except for the FCC Consent provided for in SECTION 6.1, any filings required under the HSR Act, and the other Consents described in
Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller and ROLI to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Stations in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all Intangibles. Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Stations as now conducted.

         3.10 Financial Statements. Seller has furnished Buyer with true and complete copies of unaudited results of operations of the Stations for the twelve-month period ended December 31, 1998 and 1999 and an unaudited results of operations of the Stations for the eight-month period ending August 31, 2000 ("Financial Statements"). Attached hereto as Schedule 3.10 are the Financial Statements. The Financial Statements have been prepared from the books and records of Seller, have been prepared materially in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Stations (which books, records, and accounts are complete and correct), are complete and correct in all material respects, and present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended. None of the Financial Statements understates the true costs and expenses of conducting the business or operations of the Stations, fails to disclose any material contingent liabilities, or inflates the revenues of the Stations. With respect to each Station, the representations and warranties in this SECTION 3.10 as they relate to such Station are to Seller's knowledge for periods prior to the acquisition by Seller of such Station.

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Stations. All policies of insurance listed in Schedule 3.11 are in full force and effect. The insurance policies listed in Schedule 3.11 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Stations against all customary and foreseeable risks. No insurance policy of Seller on the Assets or the Stations has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

         3.12 Reports. All returns, reports, and statements which the Stations are currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller, ROLI or the Stations have been complied with in all material respects. All of such returns, reports, and statements are substantially complete and correct as filed. Seller and ROLI have timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses. All tower registration applications that the Stations are required to file with the FCC with respect to the Assets have been filed and the FCC has issued registrations with respect to such towers.

         3.13 Taxes. Each of Seller and ROLI has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed by it, and each of Seller and ROLI has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by Seller or ROLI to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller or ROLI is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Assets and the business of the Stations, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller or ROLI.

         3.14 Claims and Legal Actions. Except for any FCC rulemaking proceedings generally affecting the radio broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against Seller or ROLI with respect to its ownership or operation of the Stations or otherwise relating to the Assets or the business or operations of the Stations, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, except as disclosed on Schedule 3.14, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened (i) before the FCC relating to the business or operations of the Stations other than rule making proceedings which affect the radio industry generally, (ii) before any federal or state agency relating to the business or operations of the Stations involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the business or operations of the Stations involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.15 Environmental Matters.

         To Seller's knowledge,

              (a) Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any Seller in connection with Seller's ownership or operation of the Stations alleging any failure to comply with any such law, rule, or regulation.

              (b) Seller has no liability relating to Seller's ownership and operation of the Stations (and there is no basis related to the past or present operations, properties, or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, or the Emergency Planning and Community Right-to-Know Act (each as amended) or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

              (c) Seller has no liability relating to its ownership and operation of the Stations (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the Occupational Safety and Health Act, as amended, or under any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

              (d) In connection with its ownership and operation of the Stations, Seller has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

              (e) All properties and equipment used in the business of the Stations are and have been free of asbestos and asbestos-related products, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act).

              (f) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its ownership and operation of the Stations, or, by any other party on any Real Property.

         3.16 Compliance with Laws. Each of Seller and ROLI has complied in all material respects with (i) the Licenses, and (ii) all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Stations. Neither the ownership or use of the properties of the Stations nor the conduct of the business or operations of the Stations conflicts with the rights of any other person or entity.

         3.17 Conduct of Business in Ordinary Course. Since December 31, 1999 with respect to WDYL, since the acquisition of WJMZ by Seller with respect to WJMZ and since the WPEK Closing with respect to WPEK, each of Seller and ROLI has conducted the business and operations of the Stations only in the ordinary course and has not:

              (a) Suffered any material adverse change in the business, assets, prospects or properties of the Stations, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Stations;

              (b) Made any sale, assignment, lease, or other transfer of the Stations' properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

              (c) Canceled any debts owed to or claims held by Seller with respect to the Stations, except in the normal and usual course of business;

              (d) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Stations; or

              (e) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Stations.

         3.18 Transactions with Affiliates. Except as disclosed in Schedule 3.18, neither Seller nor ROLI has been involved in any business arrangement or relationship relating to the Stations with any affiliate of Seller or ROLI, and no affiliate of Seller or ROLI owns any property or right, tangible or intangible, which is used in the business of the Stations. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.19 Broker. Neither Seller nor any person or entity acting on Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         3.20 Personnel.

              (a) Seller has furnished to Buyer a copy of the employee handbook(s) describing Seller's Employee Plans and Compensation Arrangements.
Schedule 3.20 contains a true and complete list of all employees of the Stations, their job titles, dates of hire and salary amounts.

              (b) Except as described in Schedule 3.20, neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) sponsor, maintain or contribute to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to employees of Seller at the Stations upon their retirement.

              (c) Except as described in Schedule 3.20, with respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter (or an opinion of counsel that the form of such Employee Plan is so qualified under Section 401(a) of the Code) and no plan amendment would affect the validity of an Employee Plan's letter (or of such opinion of counsel); (ii) no prohibited transaction, within the definition of section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Seller to any liability that could become a liability of Buyer; and (iii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by Seller prior to the Closing.

              (d) Seller shall furnish to Buyer as soon as practicable prior to the Closing (but no later than 15 days prior to the Closing) (i) a list, calculated as of the Closing Date, estimating the total amount of compensation deferred under Seller's 401(k) plan by each employee of Seller employed at the Stations under the terms of Section 402(g) of the Code during the calendar year in which the Closing occurs; and (ii) a list of those employees who, as of the Closing Date, have outstanding participant loans from Seller's 401(k) plan, including the amount and term of such loans.

              (e) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) contribute or to which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) sponsor, maintain or otherwise are bound which provides benefits to persons employed or previously employed at the Stations; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder; (iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to persons employed or previously employed at the Stations any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, vacation or sick pay plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; and (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder.

         3.21 Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to the Stations. Seller has no written or oral contracts of employment with any employee of the Stations, other than those listed in Schedule 3.7. Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and Seller has not received any written notice alleging that they have failed to comply with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of Seller's knowledge, threatened, between Seller and any employee (singly or collectively) of the Stations. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Stations. There is no union campaign being conducted to represent employees of the Stations or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Stations.

         3.22 WPEK Purchase Agreement. Seller has provided Buyer with a true and complete copy of the WPEK Purchase Agreement and any other agreements related thereto (the "WPEK Purchase Documents"). As of the date hereof, Seller has no knowledge of any material breaches or defaults under such documents.

         3.23 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or willfully omits or willfully will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. CRI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and on or before the Closing Date will be qualified to conduct business as a foreign corporation under the laws of the Commonwealth of Virginia and the State of South Carolina. CXR is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent, the Consents and any filings required under the HSR Act, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the organizational documents of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Broker. Except for Media Venture Partners whose fees shall be paid by Buyer, neither Buyer nor any person or entity acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.5 Qualification. To Buyer's knowledge, Buyer is legally and financially qualified under the Communications Act of 1934, as amended, and the current rules and regulations of the FCC to acquire the Stations under this Agreement and Buyer requires no waiver under the current rules and regulations of the FCC in order for the FCC to grant the FCC Consent.

         4.6 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or willfully omits or willfully will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 5. OPERATIONS OF THE STATIONS PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, (i) between the date of this Agreement and the Closing Date, Seller shall operate the Stations other than WPEK only in the ordinary course of business and only in accordance with the covenants in this SECTION 5 and (ii) between the WPEK Closing and the Closing Date, Seller shall operate WPEK only in the ordinary course of business and only in accordance with the covenants in this SECTION 5.

         5.2 Contracts. Seller will not enter into any contract or commitment relating to the Stations or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing without Buyer's prior written consent, except that Seller may enter into in the ordinary course of business Contracts with advertisers for the sale of advertising time on the Stations for cash at prevailing rates which have not been prepaid and which may be cancelled by the Stations without penalty on not more than thirty (30) days' notice. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.3 Disposition of Assets. Seller shall not, and shall cause ROLI not to, sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except in connection with the acquisition of replacement property of equivalent kind and value.

         5.4 Encumbrances. Seller shall not, and shall cause ROLI not to, create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) Permitted Liens and (ii) mechanics' liens and other similar liens which shall be removed prior to the Closing Date.

         5.5 Licenses. Seller shall not, and shall cause ROLI not to, knowingly or willfully cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not, and shall cause ROLI not to, fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Stations.

         5.6 Rights. Seller shall not, and shall cause ROLI not to, waive any material right relating to the Stations or any of the Assets.

         5.7 No Inconsistent Action. Seller shall not, and shall cause ROLI not to, take any action that is inconsistent with Seller's obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.8 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Stations for the purpose of audit and inspection, including inspections incident to the environmental survey described in SECTION 6.4, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Stations that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Stations). Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.9 Maintenance of Assets. Seller shall maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.10 Insurance. Seller shall maintain the existing insurance policies on the Stations and the Assets.

         5.11 Consents. Seller shall obtain the estoppel certificates described in SECTION 8.2(b) and shall use commercially reasonable efforts to obtain the Consents in each case without any change in the terms or conditions of any Contract or License that could be less advantageous to the Stations than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Except in the case of a Material Consent (as defined below), the inability of Seller to obtain any such Consent shall not be an excuse to Buyer's obligation to purchase the Assets under this Agreement provided that Seller has used commercially reasonable efforts to obtain such consent. Seller and Buyer agree that if Seller is unable to obtain a Consent to the assignment of any of the Assumed Contracts (other than a Material Consent), then Seller agrees to hold such Assumed Contract for the benefit of Buyer, but at the expense of Buyer (so long as Buyer receives the benefits thereunder), from and after Closing and until such time as the Consent is eventually obtained or the Assumed Contract expires and Seller shall continue to use commercially reasonable efforts to obtain such Consent.

         5.12 Books and Records. Seller shall maintain the books and records relating to the Stations in accordance with past practices.

         5.13 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Stations, and of any material change in any of the information contained in Seller's representations and warranties contained in SECTION 3 of this Agreement.

         5.14 Compliance with Laws. Seller shall, and shall cause ROLI to, comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Stations.

         5.15 Financing Leases. Other than Assumed Contracts, Seller will satisfy at or prior to Closing all outstanding obligations under capital or financing leases, if any, with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.16 Preservation of Business. Seller shall use its commercially reasonable efforts to preserve the business and organization of the Stations, to keep available to the Stations their present employees and to preserve the audience of the Stations and the Stations' present relationships with suppliers, advertisers, and others having business relations with the Stations, to the end that the business, operations, and prospects of the Stations shall be unimpaired at the Closing Date.

         5.17 Personnel Recommendations. Seller shall promptly notify Buyer as personnel vacancies occur at the Stations with respect to department heads or managers and consider without obligation for employment all personnel recommended by Buyer for such vacant positions. Other than reasonable raises for certain employees of WJMZ and WPEK, Seller shall not increase the compensation, retirement or other employee benefits payable or to become payable to any employee of the Stations, except as may be required by law or pursuant to any contract in effect on the date hereof.

         5.18 Programming. Except as set forth in Schedule 5.18, Seller shall not make any material changes in the broadcast hours or in the type of programming broadcast by the Stations except such changes as in the good faith judgment of Seller are required by the public interest.

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS

         6.1 Governmental Approvals.

             (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

             (b) Seller and Buyer shall promptly prepare appropriate applications for the FCC Consent and shall file the applications with the FCC within three (3) business days of the date hereof. The parties shall prosecute the applications with all reasonable diligence and otherwise use their best efforts to obtain a grant of the applications as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent except such condition which would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and no party shall have terminated this Agreement under SECTION 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by any party of its rights under SECTION 9.

         6.2 HSR Act Filing. Seller and Buyer agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, which are required in connection with the transactions contemplated hereby under the HSR Act within six (6) business days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder, and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with all HSR Act filings, which cooperation shall include furnishing the other with any information or documents in such party's possession that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.

         6.3 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations, and all such operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

         6.4 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

         6.5 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement and except as and to the extent required by law, including disclosure requirements of federal and state securities laws and rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party upon request all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement and will not disclose such information for a period of three (3) years without the other party's prior written consent.

         6.6 Environmental Survey. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey and if necessary, a Phase II environmental survey of the Real Property within forty-five (45) days of the date hereof. If the survey discloses any material environmental hazard or liability for environmental damages or clean-up costs, Buyer shall so notify Seller within forty-five (45) days of the date of this Agreement and Seller shall be required to cure such environmental hazards or damages prior to Closing, provided, that if the remediation of all such hazards or damages under this Agreement and the WARV Purchase Agreement, dated as of the date hereof by and between Honolulu Broadcasting, Inc. and Seller (the "WARV Purchase Agreement") would require expenditures in excess of $200,000 by Seller, Seller shall not be obligated to remediate such defects. If Seller determines not to effect any remediation requiring expenditures in excess of $200,000 under this Agreement and the WARV Purchase Agreement, Buyer shall have the right at its option either to terminate this Agreement or to consummate the Closing under this Agreement and reduce the Purchase Price by the amount of the expenditures required by Buyer to remediate the environmental hazard or damage provided that the reduction to the purchase price hereunder and under the WARV Purchase Agreement shall not exceed $200,000. The parties hereto agree that Seller shall to the extent reasonably possible effectuate any remediation required by this SECTION 6.6 prior to Closing but to the extent it is not reasonably possible through no fault of Seller to remediate any environmental defects prior to Closing, Seller shall only be required to effectuate the portion of such remediation which is reasonably possible to be made prior to Closing and the Purchase Price shall be reduced by any additional costs consistent with Seller's obligations under this Section which are required to be made after Closing to remediate such environmental defect.

         6.7 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds or deliver any other consideration to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.8 Bulk Sales Law. If applicable, the Bulk Sales law of the Commonwealth of Virginia and the State of South Carolina shall be complied with by Seller. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

         6.9 Title Insurance and Surveys.

             (a) Title Insurance on Fee Property. With respect to each parcel of owned Real Property included in the Assets, Buyer may obtain, at Buyer's expense, at or prior to Closing, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy acceptable to Buyer), issued by a title insurer satisfactory to Buyer, in an amount equal to the fair market value of the property and any improvements thereon (as reasonably determined by Buyer), insuring title to such parcel in the name of Buyer as of the Closing, subject only to liens or encumbrances expressly permitted by this Agreement.

             (b) General Requirements as to Title Insurance Policies. Each title insurance policy obtained by Buyer pursuant to this Agreement shall (1) insure title to the Real Property described in the policy and all recorded easements benefiting such Real Property, (2) contain an "extended coverage endorsement" insuring over the general exceptions customarily contained in title policies,
(3) contain an endorsement insuring that the Real Property described in the policy is the same real estate shown in the survey delivered with respect to such property, (4) contain a "contiguity" endorsement with respect to any Real Property consisting of more than one record parcel, and (5) not be subject to any survey exception or any defect or encroachment disclosed by a survey delivered with respect to the property.

             (c) Surveys. With respect to each parcel of Real Property, as to which a title insurance policy is to be procured pursuant to this Agreement, Buyer may procure a current survey of the parcel, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

         6.10 Sales Tax Filings. Prior to Closing, Seller shall continue to file Virginia and South Carolina sales tax returns with respect to the Stations in accordance with Seller's past practices and shall concurrently deliver copies of all such returns to Buyer.

         6.11 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three (3) years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three (3) years from the Closing Date any books and records relating to the Assets that are included in the Assets.

         6.12 Employee Matters.

              (a) Seller agrees to make full and final settlement with Seller's employees employed at the Stations within 20 days after the Closing, with respect to all liabilities and obligations relating to their employment with Seller to the extent earned or accrued through the Closing Date, except for liabilities and obligations for which there is a legitimate dispute between Seller and the applicable employee.

              (b) Seller shall be liable for all payments for all of Seller's employees at the Stations for work-related injuries that occur on or prior to the Closing Date, in each case whether or not the claims for, or the payment of, such expenses or payment were or are to be made prior to or following the Closing Date.

              (c) Seller agrees to provide all health continuation, life continuation, and other continuation coverage arising under, or related to, Seller's Employee Plans, Compensation Agreements, or insurance policies, including any coverage required by Code Section 4980B(f), other applicable state or federal laws or the terms of Seller's Employee Plans, Compensation Agreements or insurance policies. Seller shall provide such coverage to all persons entitled to continuation coverage, whether that entitlement arose or continued before or at Closing, with respect to employment at the Stations. Buyer shall have no responsibility or liability for providing continuation coverage arising under, or related to, any Employee Plan, Compensation Agreement or insurance policy of Seller to the extent that coverage arises before or at Closing. The parties agree that this provision is intended only to set forth Seller's obligations as between Seller and Buyer, and is not intended to give rise to additional rights on the part of employees or other third parties.

              (d) Nothing in this Agreement shall be deemed or construed to require Buyer to hire or continue to employ any of Seller's employees for any period on or after Closing.

              (e) Seller represents and warrants to Buyer that none of the "full-time employees" of Seller (as said term is defined under the WARN Act) employed at the Stations has experienced an "employment loss" (as said term is defined under the WARN Act) during the 90-day period prior to the date hereof, and Seller agrees to provide to Buyer at Closing an updated list of such employees, effective as of the Closing Date.

         6.13 Financial Information. Seller shall furnish to Buyer within thirty
(30) days after the end of each month ending between the date of this Agreement and the Closing Date a profit and loss statement for the Stations for the month just ended and such other financial information (including information on payables and receivables) relating to the Stations as Buyer may reasonably request. As soon as practicable following December 31, 2000, but no later than 90 days following such date, Seller shall provide Buyer with audited financial statements of the Stations for fiscal year 2000 (which shall include a profit and loss statement). All financial information delivered by Seller to Buyer pursuant to this Section shall be prepared from the books and records of Seller, shall accurately reflect the books, records, and accounts of the Stations, shall be prepared in accordance with generally accepted accounting principles consistently applied, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended. With respect to each Station, the representations and warranties in this SECTION 6.13 as they relate to such Station are to Seller's knowledge for periods prior to the acquisition by Seller of such Station.

         6.14 Fees and Expenses. Seller shall pay any transfer taxes, recordation taxes, sales taxes, document stamps, or other charges levied by any governmental entity on account of the transfer of the Assets from Seller to Buyer, except that Seller on the one hand and Buyer on the other hand each shall pay one-half of the filing fees payable upon filing of the applications for FCC Consent and any filing fees required under the HSR Act. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

         6.15 Collection of Accounts Receivable. Seller shall deliver to Buyer not later than five (5) days after the Closing Date a complete and detailed statement of all Accounts Receivable of WJMZ and WPEK (the "Greenville Accounts Receivable") as of the Closing Date, showing the name, amount and age of each account. During the period from the Closing Date through the end of the fourth successive calendar month after the Closing Date (including the calendar month during which the Closing occurs) (the "Collection Period"), with respect to the Greenville Accounts Receivable, (i) Buyer will use reasonable best efforts, in accordance with Buyer's customary business practices, to collect the Greenville Accounts Receivable, but Buyer shall not be obligated to use any efforts to collect any of the Greenville Accounts Receivable that are more extensive than the efforts that Buyer uses to collect its own accounts receivable, (ii) Buyer shall not make any referral or compromise of any of the Greenville Accounts Receivable to any collection agency or attorney for collections and shall not settle or adjust the amount of any of such Greenville Accounts Receivable without the prior written authorization of Seller, and

(iii) Buyer shall remit to Seller, on or before the fifth business day after the end of each successive calendar month during the Collection Period, all amounts collected by Buyer with respect to the Greenville Accounts Receivable that have not previously been remitted to Seller, net of any commissions paid or payable with respect thereto. If Buyer receives any payment from an account debtor that is liable under any of the Greenville Accounts Receivable, Buyer shall credit the payment to the oldest account due unless the account debtor directs otherwise. Buyer shall not collect the Accounts Receivable of WDYL.

         6.16 WPEK Purchase Agreement. Seller shall not amend, terminate or waive any of Seller's rights under the WPEK Purchase Documents without Buyer's prior written approval. Seller shall notify Buyer promptly upon learning of any material breach or default under the WPEK Purchase Documents. Seller shall comply with the terms of the WPEK Purchase Documents and use its commercially reasonable efforts to consummate the closing under the WPEK Purchase Agreement in accordance with the terms thereof.

         6.17 KDGE Purchase Agreement. Seller shall use commercially reasonable efforts to cause the transactions contemplated by the Purchase Agreement for the purchase by Seller of Radio Station KDGE(FM), Gainesville, Texas (the "KDGE Purchase Agreement") to be consummated.

         6.18 WJMZ Coordinates. Seller shall file with the FCC all applications which are necessary to ensure that the transmission site coordinates listed on the station license for WJMZ correspond to the coordinates listed on the tower registration for the WJMZ transmission site.

         6.19 WJMZ Matters. Seller shall cooperate with Buyer in its attempt to obtain a renewal of the studio lease for WJMZ. Prior to Closing, Seller shall repair the main transmitter of WJMZ so that it operates at a power consistent with its FCC license and the FCC rules.

         6.20 WPEK Matters. Seller shall seal or paint and put an ice shield on the currently used transmitter building of WPEK. If Seller is unable to complete these tasks before Closing, the Purchase Price shall be reduced by the amount necessary for Buyer to complete such work. Prior to Closing, Seller shall outfit the second production room in the WJMZ studio so that WPEK can broadcast from such location in accordance with good engineering practices. Seller shall cooperate with Buyer in its attempt to get a lease on the adjacent space to the WJMZ studio for additional space for WPEK. Seller shall cooperate with Buyer in giving termination notices under the programming agreements of WPEK included among the Assumed Contracts so that they may be possibly terminated at Closing.

SECTION 7. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

             (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

             (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

             (c) Consents. All Consents under contracts and agreements indicated as material on Schedules 3.5 and 3.7 (the "Material Consents") shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

             (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under SECTION 6.1 hereof and Seller and ROLI shall have complied with any conditions imposed on Seller and ROLI by the FCC Consent.

             (e) Governmental Authorizations. ROLI shall be the holder of all Licenses and there shall not have been any modification of any License that could have an adverse effect on the Stations or the conduct of the business and operations of the Stations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

             (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in SECTION 8.2.

             (g) HSR Act. The waiting period under the HSR Act shall have expired or terminated without unresolved action by the DOJ or the FTC to prevent the Closing.

             (h) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the assets, properties, or business of the Stations, and no damage, destruction, or loss affecting any Assets which would have a material adverse effect on the operations of the Stations. Any legislative or regulatory action, or threat thereof, affecting the radio broadcast industry, shall not constitute a material adverse change under this SECTION 7.1(h).

             (i) WPEK Purchase Agreement. The closing under the WPEK Purchase Agreement shall have been consummated substantially in accordance with the terms thereof and ROLI shall be the holder of the FCC Licenses of WPEK and Seller shall be the owner of the other assets of WPEK to be acquired pursuant to the WPEK Purchase Agreement.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

             (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

             (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

             (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in SECTION 8.3.

             (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller or ROLI of any conditions that need not be complied with by Seller or ROLI under SECTION 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

             (e) HSR Act. The waiting period under the HSR Act shall have expired or terminated without unresolved action by the DOJ or the FTC to prevent the Closing.

             (f) KDGE Purchase Agreement. The conditions of closing under the KDGE Purchase Agreement shall have been satisfied or waived by the parties thereto and neither party shall have terminated the KDGE Purchase Agreement.

SECTION 8. CLOSING AND CLOSING DELIVERIES

         8.1 Closing.

             (a) Closing Date. Subject to satisfaction or waiver of the conditions of Closing set forth in this Agreement, the Closing shall take place at 10:00 a.m. on a date which shall be within five (5) business days following the later to occur of (i) the satisfaction or waiver (by the party entitled to waive such condition) of the conditions of Closing set forth in SECTIONS 7.1(d) and 7.2(d) and (ii) notice by Seller to Buyer that the condition set forth in
SECTION 7.2(f) has been satisfied or waived by Seller. Seller shall notify Buyer that the condition set forth in SECTION 7.2(f) has been satisfied or waived within two business days of satisfaction or waiver of such condition. If the date of Closing determined in accordance with the requirements of this SECTION 8.1(a) falls on a date that is not a business day, the Closing shall occur on the next business day. Notwithstanding the foregoing, the parties further agree that if the FCC Consent for WJMZ and WPEK is obtained prior to receiving the FCC Consent for WDYL, Seller may demand that Buyer close its purchase of WJMZ and WPEK provided all of the conditions of Closing of Buyer with regard to WJMZ and WPEK have been satisfied or waived by Buyer. At the Closing of the sale of WJMZ and WPEK, Buyer shall pay Seller $43,500,000 of the Purchase Price for the assets of WJMZ and WPEK subject to the adjustments and other terms and provisions set forth in this Agreement. Subject to the satisfaction of the conditions set forth in this Agreement with respect to WJMZ and WPEK, the Closing of the sale of WJMZ and WPEK shall occur within five (5) business days of the grant of the FCC Consent for such stations.

             (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Ave., N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

             (a) Transfer Documents. Duly executed warranty bills of sale, general warranty deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets (including, without limitations, the License Assets) in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges and encumbrances, except for Permitted Liens;

             (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property;

             (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

             (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by a duly authorized officer of Seller certifying (1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date and (2) that Seller has in all material respects performed and complied with all of the covenants, agreements and conditions set forth in this Agreement to be performed and complied with by Seller on or prior to the Closing Date;

             (e) INTENTIONALLY OMITTED;

             (f) UCC, Tax, Lien, and Judgment Searches. Results of a search for UCC, tax, lien, and judgment filings in the Secretary of State's records of the Commonwealth of Virginia and the State of South Carolina and in the records of the county or counties in which the Stations' main studio and transmission plant are located, such searches having been made no earlier than fifteen (15) days prior to the Closing Date;

             (g) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with the business and operation of the Stations;

             (h) Authorizing Resolutions. Certified copies of the resolutions of Seller's board of directors and if necessary, shareholders, approving the transactions contemplated by this Agreement; and

             (i) Opinion of Seller's Counsel. Opinions of Seller's corporate and FCC counsel containing opinions substantially in the form of Schedule 8.2(i) hereto.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and their counsel:

             (a) Purchase Price. The Estimated Purchase Price as provided in
SECTION 2.5(a);

             (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts in accordance with SECTION 2.6;

             (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of each of CRI and CXR by a duly authorized officer of such entity, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of the covenants, agreements and conditions set forth in this Agreement to be performed and complied with by Buyer on or prior to the Closing Date; and

             (d) Authorizing Resolutions. Certified copies of the resolutions of the board of directors of each of CRI and CXR and if necessary, shareholders, approving the transactions contemplated by this Agreement.

SECTION 9. TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Stations abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

             (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

             (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

             (c) Upset Date. If the Closing shall not have occurred on or before August 1, 2001 (the "Upset Date").

             (d) KDGE Purchase Agreement. If the KDGE Purchase Agreement is terminated.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Stations abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

             (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

             (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

             (c) Upset Date. If the Closing shall not have occurred on or before the Upset Date.

             (d) Interruption of Service. If any event shall have occurred that prevented signal transmission by any Station in the normal and usual manner for a continuous period of seven (7) days.

             (e) Environmental Hazards. Buyer shall have notified Seller of material environmental hazards or liability for environmental damages or clean-up costs, as indicated in the environmental survey described in SECTION 6.6, and the cause thereof shall not have been remedied by Seller prior to the date that would be the Closing Date.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to
SECTION 9.1 or SECTION 9.2 and no party is in material breach of any provision of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets and Buyer shall be entitled to the return of the Escrow Deposit (as defined below), together with all interest earned thereon. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement and Seller is not in material breach of this Agreement, then the payment of Two Million Five Hundred Thousand Dollars ($2,500,000) to Seller under SECTION 9.4(c) shall be liquidated damages by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If Seller believes that it has suffered actual damages in excess of the amount of the Escrow Deposit, Seller shall have the right to institute legal proceedings against Buyer to recover such additional damages, provided, that Buyer shall not be liable to Seller for damages (including the amount of the Escrow Deposit) in excess of Ten Million Dollars ($10,000,000) and Buyer shall not be liable to Seller for any punitive or other similar damages. If this Agreement is terminated by Buyer due to Seller's material breach of any provision of this Agreement, Buyer shall have all rights and remedies available at law or equity.

         9.4 Escrow Deposit. Buyer has deposited on the date hereof with the Escrow Agent the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Escrow Deposit") in accordance with the Escrow Agreement. All such funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

             (a) At the Closing, the Escrow Deposit together with any interest or other proceeds from the investment thereof shall be disbursed to Seller in partial payment of the Purchase Price.

             (b) If this Agreement is terminated pursuant to Section 9.1 or 9.2 for any reason other than as provided in Section 9.4(c), the Escrow Deposit together with any interest or other proceeds from the investment thereof shall be disbursed to or at the direction of Buyer; and

             (c) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement and Seller is not in material breach of this Agreement, then the Escrow Deposit shall be disbursed to or at the direction of Seller as liquidated damages under
Section 9.3 above and any interest or other proceeds from the investment thereof shall be disbursed by the Escrow Agent to or at the direction of Buyer.


SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN
            REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of one (1) year. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

              (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

              (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

              (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

              (d) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date.

              (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:


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


              (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or agreement by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

              (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

              (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations on and after the Closing.

              (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

              (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant as promptly as practicable.

              (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

              (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to


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


such claim. The Indemnifying Party shall not settle any claim without Claimant's approval unless there is a full release of Claimant.

              (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

              (e) The indemnification rights provided in SECTIONS 10.2 AND 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this SECTION 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Limitations. Neither Seller nor Buyer shall be liable to the other in respect of any indemnification hereunder except to the extent that the aggregate amount of all losses, liabilities, damages, costs and expenses (the "Losses") of the party to be indemnified under this Agreement exceed Forty-Nine Thousand Dollars ($49,000) (the "Basket Amount"), whereupon the party to be indemnified shall be entitled to indemnification from the other party hereunder for all Losses incurred by the party to be indemnified without taking into consideration the Basket Amount. The limitation set forth in this SECTION 10.5 shall not apply to adjustments to the Purchase Price under SECTION 2.3 and to FCC violations.

         10.6 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.7 Attorneys' Fees. In the event of a default by any party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11. MISCELLANEOUS

         11.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:


If to Seller:                       Radio One, Inc.
                                    5900 Princess Garden Parkway
                                    Lanham, Maryland 20706
                                    Attention:  Alfred Liggins, President


With a copy to:                     Linda Eckard, Esq.



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


                                    Radio One, Inc.
                                    5900 Princess Garden Parkway
                                    Lanham, Maryland 20706

If to Buyer:                        Cox Radio, Inc.
                                    1400 Lake Hearn Drive, N.E.
                                    Atlanta, Georgia  30319
                                    Attention:  Mr. Robert F. Neil

                                            and


                                    CXR Holdings, Inc.
                                    3553 Howard Hughes Parkway
                                    Las Vegas, Nevada  89109
                                    Attention:  Mr. Richard F. Klumpp

With a copy to:                     Dow, Lohnes & Albertson, PLLC
                                    1200 New Hampshire Avenue, N.W.
                                    Suite 800
                                    Washington, D.C.  20036-6802
                                    Attention:  Kevin F. Reed, Esq.

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this SECTION 11.1.

         11.2 Benefit and Binding Effect. None of the parties hereto may assign this Agreement without the prior written consent of the other parties hereto, except as provided in SECTIONS 2.8 AND 2.9 and except that Buyer may assign any or all its rights and obligations under this Agreement without obtaining Seller's consent to an affiliate of Buyer provided such assignment does not require the filing of an FCC Form 314 or 315 or materially delay the FCC Consent. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.3 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.4 Governing Law. This agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware (without regard to any choice of law or conflict of law provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware).

         11.5 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.


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


         11.6 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.7 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any person or entity by virtue of the authorship of any of the provisions of this Agreement.

         11.8 Entire Agreement. This Agreement, the schedules and exhibits hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement among Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.9 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this SECTION 11.9.

         11.10 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.11 Press Releases. The parties hereto shall reasonably cooperate in the issuance of any press release or any other public announcement or other communication with any news media concerning this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prevent any party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in which case the other parties shall be first notified in writing.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]



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


         IN WITNESS WHEREOF, this Agreement has been executed by Seller and Buyer as of the date first written above.

                                       COX RADIO, INC.


                                       By:    /s/ Neil O. Johnston
                                              ----------------------------------
                                                  Name:  Neil O. Johnston
                                                  Title: Chief Financial Officer


                                       CXR HOLDINGS, INC.


                                       By:    /s/ Andrew A. Merdeck
                                              ----------------------------------
                                                  Name:  Andrew A. Merdeck
                                                  Title: Secretary


                                       RADIO ONE, INC.


                                       By:    /s/ Scott R. Royster
                                              ----------------------------------
                                                  Name:  Scott R. Royster
                                                  Title: Executive VP/CFO






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